Exhibit 4.10
TRIVAGO N.V.
2016 OMNIBUS INCENTIVE PLAN

PERFORMANCE RESTRICTED SHARE UNIT SUMMARY OF AWARD

trivago N.V., a Dutch public limited company (the “Company”), pursuant to its 2016 Omnibus Incentive Plan, as amended from time to time (the “Plan”) hereby grants to the individual listed below (the “Participant”), an award of a number of performance restricted share units listed below (the “PSUs”). Each PSU represents the right to receive one (1) Share in accordance with the terms and conditions hereof. The delivery of Shares pursuant to each respective PSU is conditioned on, and calculated on the basis of, the satisfaction of the performance condition described herein. This award of PSUs is subject to all of the terms and conditions set forth in this Performance Restricted Share Unit Summary of Award (the “Summary of Award”), the Performance Restricted Share Unit Award Agreement attached hereto as Exhibit A (together, the “Agreement”) and the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Summary of Award and the Agreement.

Participant:                ___________________
Grant Date:                 ___________________(the “Grant Date”)
Number of PSUs:            ___________________
Vesting Date:                January 1, 2023 (the “Vesting Date”)

Performance Condition:

[Vesting of the PSUs shall be conditioned on the volume-weighted average price of the Share for the last 6 or 12 months of 2022] (either volume-weighted price, the “Performance Price”).
If either Performance Price is equal to or higher than $5 (the “Performance Condition”), 100% of the PSUs listed above shall vest.
If the Performance Condition is not met, the PSUs shall immediately lapse in respect of all of the Shares that may be delivered pursuant to the PSUs.

Vesting Schedule:	Subject to the satisfaction of the Performance Condition and subject to the terms and conditions of the Agreement and the Plan, the PSUs shall vest on the Vesting Date.
Double trigger Change of Control/Qualified Termination Reason impact:	Subject to the terms and conditions of the Agreement and the Plan and as fully described in the Agreement, accelerated vesting of 100% of the number of PSUs listed above.

By Participant’s signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Summary of Award. Participant has reviewed the Agreement, the Plan and the Summary of Award in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and the Summary of Award and fully understands all provisions of this Summary of Award, the Agreement and the Plan. Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Supervisory Board and the Committee upon any questions arising under the Plan, this Summary of Award or the Agreement. Participant shall not take part in any decision of the Supervisory Board and the Committee related to any PSU granted to Participant.

TRIVAGO N.V.		PARTICIPANT
By:		By:
Print Name:	________________	Print Name:
Title:	________________

EXHIBIT A
TO PERFORMANCE RESTRICTED SHARE UNIT SUMMARY OF AWARD

PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT
THIS PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT, including any special terms and conditions for the Participant’s country set forth in the Appendix of Foreign Country Provisions attached hereto (the “Appendix” and, together, this

“Agreement”), dated as of the Grant Date, by and between trivago N.V., a Dutch public limited company (naamloze vennootschap), or its successor (the “Company”), and the undersigned employee, officer or Director of the Company, Affiliate or Subsidiary (the “Participant”).
All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2016 Omnibus Incentive Plan (as amended from time to time, the “Plan”). Reference is made to the Summary of Award to which this Agreement is attached (the “Summary of Award”), and the Appendix.
1.Award, Vesting and Settlement of the Performance Restricted Share Units
(a)Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants the performance restricted share units (“PSUs”) to the Participant pursuant to Section 6 of the Plan. The Summary of Award sets forth the number of PSUs granted to the Participant by the Company, the Grant Date of the PSUs and the performance condition to which the vesting of the PSUs is subject (the “Performance Condition”) (among other information).
(b) Subject to the terms and conditions of this Agreement and the Plan, and the Participant’s continuous employment by the Company or one of its Subsidiaries, Affiliates or divisions, or the Participant’s continuous provision of services to the Company or one of its Subsidiaries, Affiliates or divisions, the PSUs shall vest in accordance with the terms outlined in the Summary of Award and this Agreement and, to the extent vested, shall no longer be subject to any restriction following such vesting (such period during which restrictions apply is the “Vesting Period” and the date on which the PSUs vest, the “Vesting Event”).
(c)Subject as set out in Paragraph 2(b) and Paragraph 3, as soon as practicable following the Vesting Event (but in no event later than March 15 of the calendar year following the end of the calendar year that includes the Vesting Event), the Committee will determine if the Performance Condition has or has not been satisfied and notify the Participant that the PSUs have or have not vested so that the Shares to be delivered in respect of the PSUs (the “PSU Shares”) will, or will not be delivered (or procure that the Participant is so notified). The requirement that the Performance Price be achieved by the Vesting Date is intended to subject the Award to a “substantial risk of forfeiture” for purposes of Section 409Aof the US Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).
(d)If the Performance Condition is not met, the PSUs shall immediately lapse in respect of all of the PSU Shares.
(e)The granting of PSUs shall in particular reward the Participant’s performance towards the Company or one of its Subsidiaries, Affiliates or divisions. Against this background, if during the Vesting Period the employment, office or other service relationship of the Participant with the Company or any of its Subsidiaries, Affiliates or divisions is “dormant” for any period of time exceeding 126 continuous calendar days, (any such period a “Dormancy Period”), the Vesting Event shall be respectively postponed and the Vesting Period extended by the number of days of such, or each such, Dormancy Period. Any resulting postponement of the Vesting Event shall not result in a corresponding extension of the dates used to determine the Performance Price (as defined in the Summary of Award). If the Vesting Event is postponed and the Performance Condition has been satisfied, the PSU Shares will not be delivered until the PSUs to which they relate vest in accordance with the Vesting Event. Such PSU Shares shall then be settled as soon as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year that includes the Vesting Event ). The employment, office or other service relationship of the Participant with the Company or any of its Subsidiaries, Affiliates or divisions is “dormant” within the meaning of this Agreement if (i) the obligation for the Participant to provide work or services towards the Company or any of its Subsidiaries, Affiliates or divisions and, cumulatively, (ii) the obligation for the Company or any of its Subsidiaries, Affiliates or divisions, as the case may be, to pay a remuneration to the Participant, are suspended or otherwise temporarily lifted (e.g., in the case of a sabbatical or parental leave), whereas any subsidies or contributions paid to the Participant by the Company or one of its Subsidiaries, Affiliates or divisions during any statutory maternity protection period shall not be regarded as remuneration under this clause. Any period of the Participant’s incapacity to work/provide services to the Company or any of its Subsidiaries, Affiliates or divisions due to an illness of the relevant Participant shall not be considered a Dormancy Period, provided that it does not fall in a Dormancy Period occurring for other reasons (i.e., any Dormancy Period shall remain unaffected by any incapacity to work/provide services during the relevant Dormancy Period).
(f)Subject as set out in Paragraphs 2(b) and Paragraph 3, as soon as practicable after the Vesting Event (but in no event later than March 15 of the calendar year following the end of the calendar year that includes the Vesting Event ), the PSUs shall be settled in accordance with the terms of the Plan. Subject to Paragraph 7 herein (pertaining to the withholding of taxes), for each PSU settled in Shares pursuant to this Paragraph, the Participant shall immediately pay in cash the par value of an Ordinary Share in connection with such issuance unless otherwise determined by the Committee not to be required, and the Company shall issue one Share for each vested PSU (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Committee in its discretion). Notwithstanding the foregoing, the Company shall be entitled to delay issuance of the Shares issuable upon settlement of PSUs that are deliverable after the Vesting Event until the Company or the agent selected by the Company to manage the Plan under which the PSUs have been issued (the “Agent”) shall have received from the Participant such duly executed forms as may be required by the tax authorities.
2.Termination of Employment
(a)If the Participant ceases to be an employee of, or to provide services to, the Company or any Affiliate, Subsidiary or division for any reason, the Participant shall not be entitled by way of compensation for loss of office or otherwise howsoever to any sum or other benefit to compensate the Participant for the loss of any rights under this Agreement or the Plan.
(b)Subject to Paragraph 3, and notwithstanding any terms or conditions of the Plan to the contrary, in the event of the Participant’s Termination of Employment (whether or not in breach of local labor laws), the PSUs will cease to vest and if the PSUs are unvested as of the date of the Participant's Termination of Employment, the PSUs will be forfeited effective as of the date of Termination of Employment; furthermore, in the event of

Termination of Employment (whether or not in breach of local labor laws) if at the date of Termination of Employment the PSUs are vested but the Participant's PSU Shares deliverable in respect of the PSUs have not been settled, the Participant’s PSU Shares deliverable in respect of the PSUs shall be settled as soon as practicable following the date of Termination of Employment (but in no event later than March 15 of the calendar year following the end of the calendar year that includes the Vesting Event ). The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed for the purposes of his or her PSUs. The Committee shall have the exclusive discretion to determine whether there has been any interruption or Termination of Employment.
(c)Notwithstanding the provisions of Paragraphs 1(b) and 2(b), in the event the Participant incurs a Termination of Employment for Cause or the Participant voluntarily incurs a Termination of Employment within two years after any event or circumstance that would have been grounds for a Termination of Employment for Cause, any PSUs held by the Participant, whether vested or unvested, shall be immediately forfeited and canceled in their entirety upon such Termination of Employment; furthermore, the Participant shall pay to the Company on demand, an amount equal to the Fair Market Value of any PSU Shares that has arisen from any of the Participant's vested PSUs which have been settled during the period of two years prior to the date of Termination of Employment (the “Repayment”). The Company shall comply with any statutory limitation of seizure when making such demand and shall not demand any Repayment amounts that statutorily are not subject to seizure. The amount of any Repayment shall be reduced by 1/24 per month of continued employment with the Company since the settlement of the PSUs.
(d)For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates (excluding IAC/InterActiveCorp and its subsidiaries) and its successors.
3.Change of Control
(a)Subject to Rule 3(c) of the Plan, and notwithstanding any other provision of this Agreement to the contrary, the following shall apply upon the Participant’s Termination of Employment, during the two-year period following a Change in Control (as defined below), for a Qualified Termination Reason (as defined below).
(b)The PSUs outstanding as of such Termination of Employment which were outstanding as of the date of such Change in Control shall be considered to be earned and payable in full, and any restrictions shall lapse. Such PSU Shares shall be settled as soon as is practicable (but in no event later than March 15 of the calendar year following the end of the calendar year that includes the Vesting Event ).
(c)    For the purposes of this Paragraph 3:

(i) "Change in Control" shall mean any of the following events:

(aa)    The acquisition by any individual entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company representing more than 50% of the voting power of the then outstanding equity securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided , however, that for purposes of this sub-paragraph (aa), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company, (B) any acquisition directly from the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company, or (D) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of sub-paragraph (cc); or

(bb) Individuals who, as of the Effective Date, constituted the Supervisory Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Supervisory Board; provided , however that any individual who became a director subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Supervisory Board; or

(cc) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the purchase of assets or stock of another entity (a “Business Combination ”), in each case, unless immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of the then outstanding combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) will beneficially own, directly or indirectly, more than a majority of the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership of the Company existed prior to the Business Combination and (C) at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Business Combination will have been members of the Incumbent Board at the time of the initial agreement, or action of the board, providing for such Business Combination; or

(dd) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; and

(ii)    "Qualified Termination Reason" shall mean, without the Participant’s prior written consent:

(aa) a material reduction in the Participant’s rate of total compensation from the rate of total compensation in effect for such Participant immediately prior to the Change in Control; or

(bb) a relocation of the Participant’s principal place of employment more than 50 kilometers outside of Düsseldorf; or

(cc) a reduction in the Participant's title, duties or reporting responsibilities or level of responsibilities (e.g., as a consequence of the delisting of the Company's Shares on NASDAQ without the Shares then being, or to be, listed on another Applicable Exchange) from those in effect immediately prior to the Change in Control; or
(dd) the Company's material breach of any material provision of applicable equity compensation agreements.

In order to invoke a Termination of Employment for a Qualified Termination Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in sub-paragraphs (aa) through (dd) within 90 days following the Participant’s knowledge of the initial existence of such condition or conditions, and the Company shall have 30 days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting a Qualified Termination Reason during the Cure Period, the Participant must terminate employment, if at all, within 90 days following the Cure Period in order for such Termination of Employment to constitute a Termination of Employment for a Qualified Termination Reason.

4.Non-Transferability of the PSUs
Except as determined by the Committee, PSUs are not transferable except by will or by laws of descent and distribution.
5.Rights as a Shareholder
(a)Except as otherwise specifically provided in this Agreement, the Participant shall not be entitled to any rights of a shareholder prior to the delivery of Shares on the vesting of the PSUs.
(b)    Dividends and distributions other than regular quarterly cash dividends, if any, may result in an adjustment pursuant to Paragraph 6, rather than under this Paragraph 5.
6.Adjustment in the Event of Change in Share Capital and Delisting
(a)     Upon the occurrence of certain events relating to the Shares contemplated by Section 3(c) of the Plan, the Committee shall make adjustments in accordance with such Section.

(b)    If the Company's shareholders are notified of a resolution to approve the delisting of the Company's Shares on NASDAQ (or where the delisting of the Shares is to be effected by another method) without the Shares then being, or to be, listed on another Applicable Exchange, the Committee shall make such adjustments to the number and kind of PSU Shares to be delivered in respect of the PSUs as it shall consider appropriate.
7.Taxes and Withholding
(a)The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the initial issuance of Shares received by the Participant in connection with the PSUs, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.
(b)Regardless of any action the Company or, if different, the Participant’s employer (“Employer”) takes with respect to any or all income tax, social insurance, fringe benefit tax, payroll tax, golden parachute excise taxes arising under Sections 280G and 4999 of the Code, taxes for non-compliance with Section 409A of the Code, payment on account or other tax-related withholding, or penalties or interest thereon (collectively, “Tax-Related Items”), the Participant acknowledges that the ultimate liability for all Tax-Related Items legally due by him or her is and remains the Participant’s responsibility and that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including the grant and vesting of the PSUs, the tax consequences arising from a Change of Control, the receipt of cash or any dividends or dividend equivalents or the sale of the Shares issued at settlement of the PSUs; and (2) do not commit to structure the terms of the PSUs or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.
(c)In the event that the Company, Subsidiary, Affiliate or division, or Employer, is required to withhold any Tax-Related Items as a result of the award of the PSUs, including at vesting of the PSUs, or the receipt of cash or any dividends or dividend equivalents, the Participant shall pay or make adequate arrangements satisfactory to the Company, Subsidiary, Affiliate or division, or Employer, to satisfy all withholding and payment on account obligations of the Company, Subsidiary, Affiliate or division. The obligations of the Company under this Agreement shall be conditioned on compliance by the Participant with this Paragraph 7. In this regard, the Participant authorizes the Company and/or the Employer to withhold all applicable Tax-Related Items legally payable by the Participant from his or her wages or other cash compensation paid to the Participant by the Company or Employer. The Company is not authorized to and consequently shall not withhold any amounts that statutorily are not subject to seizure. Alternatively, or in addition, if permissible under local law or regulation, the Company may withhold (1) from proceeds of the sale of Shares acquired upon settlement of the PSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent), or (2) in Shares to be issued upon settlement of the PSUs, provided, however, that if the Participant is a Section 16 officer of the Company under the Exchange Act, then the Company will withhold in Shares upon the relevant tax withholding event, unless the use of such withholding method is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of method (1) above or withholding from the Participant’s wages or cash compensation.

(d)Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Shares equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares to which he or she is entitled subject to the vested PSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
(e)Finally, the Participant will pay to the Company or Employer any amount of Tax-Related Items that the Company or Employer may be required to withhold as a result of the Participant’s participation in the Plan or the Participant’s PSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the PSU Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items as described in this Paragraph.
8.Other Restrictions
(a)The Participant acknowledges that the Participant is subject to the Company’s policies regarding compliance with securities laws, including but not limited to its Securities Trading Policy (as in effect from time to time and any successor policies), and, pursuant to these policies, the Participant may be prohibited from selling Shares issued upon settlement of the PSUs other than during an open trading window. The Participant further acknowledges that, in its discretion, the Company may prohibit the Participant from selling such Shares even during an open trading window if the Company has concerns over the potential for violating securities laws.
9.Nature of Award
In accepting the award of the PSUs, the Participant acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
(b)the award of the RSUs is voluntary and occasional and does not create any contractual or other right for the Participant or any other person to receive future awards of restricted share units, or benefits in lieu of restricted share units or other Awards, even if restricted share units or other Awards have been awarded in the past;
(c)all decisions with respect to future awards of restricted share units or other Awards, if any, will be at the sole discretion of the Company and its corporate bodies and the committees thereof;
(d)the Participant’s participation in the Plan will not (i) create any right to continue in the employ, office or service of the Company or any Subsidiary, Affiliate, division, or the Employer, (ii) create any inference as to the length of employment, office or service of the Participant or (iii) affect the right of the Company or any Subsidiary, Affiliate division, or the Employer to terminate the employment, office or service of the Participant at any time for any reason whatsoever, with or without Cause;
(e)    the Participant is voluntarily participating in the Plan;
(f)the award of the PSUs is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company, Subsidiary, Affiliate, or division or the Employer, and such award is outside the scope of the Participant’s employment or service contract, if any;
(g)the award of the PSUs is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, Subsidiary, Affiliate or division or the Employer;
(h)in the event that the Participant is not an employee of the Company, Subsidiary, Affiliate or division, the award of the PSUs will not be interpreted to form an employment contract or relationship with the Company, Subsidiary, Affiliate or division; and furthermore, the award of the PSUs award will not be interpreted to form an employment contract with the Employer or the Company, Subsidiary, Affiliate or division;
(i)in consideration of the award of the PSUs, no claim or entitlement to compensation or damages shall arise from termination of the PSUs or diminution in value of the PSUs resulting from the Participant’s Termination of Employment by the Company, Subsidiary, Affiliate or division, or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company, Subsidiary, Affiliate or division and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant will be deemed irrevocably to have waived his or her entitlement to pursue such claim; and,
(j)the future value of the Shares is unknown and cannot be predicted with certainty.
10.Notices
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Participant: at the last known address on record at the Company.
If to the Company:
trivago N.V.
Kesselstraße 5 – 7, 40221 Düsseldorf, Germany
Attention: Dr. Anja Honnefelder, Legal
Facsimile: +49 (0) 211 540 65 115

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 10. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Participant consents to electronic delivery of documents required to be delivered by the Company under the securities laws.
11.Effect of Agreement
Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.
12.Laws Applicable to Construction; Consent to Jurisdiction
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Netherlands without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the Netherlands. In addition to the terms and conditions set forth in this Agreement, the PSUs are subject to the terms and conditions of the Plan, which are hereby incorporated by reference.
Any and all disputes arising under or out of this Agreement, including without limitation any issues involving the enforcement or interpretation of any of the provisions of this Agreement, shall be resolved by the commencement of an appropriate action in the state or federal courts located within Amsterdam, which shall be the exclusive jurisdiction for the resolution of any such disputes. The Participant hereby agrees and consents to the personal jurisdiction of said courts over the Participant for purposes of the resolution of any and all such disputes.
13.Severability
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
14.Conflicts and Interpretation
Applicable terms of the Plan are expressly incorporated by reference into this Agreement. In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.
In the event of any (x) conflict between any information posted on any stock plan administration portal used by the Company to manage Awards and the Summary of Award, this Agreement, the Plan and/or the books and records of the Company or (y) ambiguity in any information posted on the any such stock plan administration portal, then the Summary of Award, this Agreement, the Plan and/or the books and records of the Company, as applicable, shall control.

15.Amendment
The Company may modify, amend or waive the terms of the PSUs, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Participant without his or her consent, except as required by applicable law, NASDAQ or stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.
16.Headings
The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.
17.Data Privacy
(a)    The Processing of any Personal Data shall be carried out in compliance with any applicable Data Protection Legislation.
(b)    For the purposes of this Paragraph 17:
(i)     “Processing” has the meaning set out in the applicable Data Protection Legislation;
(ii)    “Data Protection Legislation” means any law, statute, declaration, decree, directive, legislative enactment, order, ordinance, regulation, rule or other binding provision or restriction (as amended, consolidated or re-enacted from time to time) in any jurisdiction which relates to the protection of individuals with regards to the Processing of Personal Data, including Regulation EU 2016/679 of the European Parliament and of the Council of 27 April 2016 and any related code of practice or guidance published from time to time; and
(iii)     “Personal Data” has the meaning set out in the applicable Data Protection Legislation.

18.Language
If the Participant has received this Agreement and/or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version in any way, the English version will control.
19.Electronic Delivery and Acceptance
(a)    The Company may, in its sole discretion, decide to deliver any documents related to the award of the PSUs, and participation in the Plan or future restricted share units that may be awarded under the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the

Plan through an on-line or electronic system established and maintained by the Agent or Company or another third party designated by the Company.
(b)    Electronic acceptance of this Agreement pursuant to the Company’s instructions to the Participant (including through an online acceptance process managed by the Agent or Company or another third party designated by the Company) shall constitute execution of the Agreement by the Participant.

20.    Imposition of Other Requirements

The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.     Section 409A

This Agreement and the Summary of Award shall be interpreted in accordance with the requirements of Section 409A of the Code. The Committee may adopt such amendments to the Plan, this Agreement or the Summary of Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate to comply with the requirements of Section 409A of the Code or an available exemption thereof; provided, however, that the Committee shall have no obligation to take any such action(s) or to indemnity any person from failing to do so.

22.     Entire Agreement

    The Plan, the Summary of Award and this Agreement (including any Appendix hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof.
23.     Limitations Applicable to Section 16 Persons

    Notwithstanding any other provision of the Plan or this Agreement, if the Participant is subject to Section 16 of the Exchange Act, the Plan, the PSUs, the Summary of Award and this Agreement shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, this Agreement shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

24.     Not a Contract of Employment

    Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue to serve as an employee or other service provider of the Company, any Affiliate or any Subsidiary or division or shall interfere with or restrict in any way the rights of the

Company, its Affiliates and its Subsidiaries or divisions, which rights are hereby expressly reserved, to discharge or terminate the services of Participant at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company, the Affiliate or a Subsidiary or division and the Participant.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Company’s duly authorized representative and the Participant have each executed this Agreement.

TRIVAGO N.V.

______________________________
Name:
Title: Chief Financial Officer

PARTICIPANT

______________________________

APPENDIX
TO TRIVAGO N.V. 2016 OMNIBUS INCENTIVE PLAN
PERFORMANCE RESTRICTED SHARE UNIT AWARD AGREEMENT

APPENDIX OF FOREIGN COUNTRY PROVISIONS

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan and/or the PSU Award Agreement to which this Appendix is attached.
Terms and Conditions
This Appendix includes additional terms and conditions that govern the PSUs granted to the Participant under the Plan if the Participant resides and/or works in one of the countries listed below.
If the Participant is a citizen or resident of a country other than the one in which he or she is currently working and/or residing, transfers to another country after the Grant Date or is considered a resident of another country for local law purposes, the Company shall, in its discretion, determine the extent to which the special terms and conditions contained herein shall be applicable to the Participant.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of April 20, 2020. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date by the time the vested PSUs are settled in the Participant or the Participant sells the Shares issued upon settlement of the PSUs.
In addition, the information contained in this Appendix is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the applicable laws in his or her country may apply to his or her situation.
Finally, the Participant understands that if he or she is a citizen or resident of a country other than the one in which he or she is currently residing and/or working, transfers to another country after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Participant in the same manner.

GERMANY
Notifications
Exchange Control Notification. Cross-border payments in excess of €12,500 (including transactions made in connection with the sale of securities) must be reported monthly to the German Federal Bank (Bundesbank). If the Participant is a German resident and receives a payment in excess of this amount in connection with participation in the Plan, the Participant must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via the Bundesbank website (www.bundesbank.de).